SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2018
BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)
6820 LBJ Freeway
Dallas, Texas 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 - Registrant's Business and Operations
Item 1.01. Entry Into a Material Definitive Agreement.
Agreement of Purchase and Sale of Real Estate
On July 31, 2018, Brinker Property Corporation and Brinker Propco Florida, Inc. (collectively, “Sellers”), each a wholly owned subsidiary of Brinker International, Inc. (the “Company”), entered into an Agreement of Purchase and Sale of Real Estate (the “Sale Agreement”) with SunTrust Equity Funding, LLC (the “Purchaser”) for the sale of up to 50 properties (the “Properties”) to Purchaser for an aggregate purchase price, exclusive of closing costs, of up to approximately $158.6 million. Pursuant to the Sale Agreement and upon the closing of the sale of the Properties, the Sellers will enter into lease agreements with Purchaser for each of the respective Properties sold by them for initial terms of 15 years. Each lease agreement will be guaranteed by the Company. Under their respective leases for the Properties, each Seller will have options for five-year renewals of the terms of the leases, with the total number of options varying by Property.
The transaction is subject to customary due diligence and closing conditions, and there is no assurance at this time that the Purchaser will in fact purchase any or all of the Properties.  The Purchaser may elect to exclude some Properties from the transaction as a result of facts and circumstances discovered during the due diligence period.  The closing of the sale of the Properties is expected to occur on or around August 6, 2018.
SunTrust Bank, an affiliate of the Purchaser, is one of the lending banks party to the Company’s $1 billion revolving credit agreement and provides various other banking services to the Company from time to time.
Agreement of Purchase and Sale of Real Estate
On August 1, 2018, Brinker Property Corporation and Brinker Propco Florida, Inc. (collectively, “Sellers”), each a wholly owned subsidiary of Brinker International, Inc. (the “Company”), entered into an Agreement of Purchase and Sale of Real Estate (the “Sale Agreement”) with FCPT Acquisitions, LLC (the “Purchaser”), a wholly owned subsidiary of Four Corners Property Trust, Inc., for the sale of up to 48 properties (the “Properties”) to Purchaser for an aggregate purchase price, exclusive of closing costs, of up to approximately $155.7 million. Pursuant to the Sale Agreement and upon the closing of the sale of the Properties, the Sellers will enter into lease agreements with Purchaser for each of the respective Properties sold by them for initial terms of 15 years. Each lease agreement will be guaranteed by the Company. Under their respective leases for the Properties, each Seller will have options for five-year renewals of the terms of the leases, with the total number of options varying by Property.
The transaction is subject to customary due diligence, and there is no assurance at this time that the Purchaser will in fact purchase any or all of the Properties.  The Purchaser may elect to exclude some Properties from the transaction as a result of facts and circumstances discovered during the due diligence period.  The closing of the sale of the Properties, which is subject to customary closing conditions, is expected to occur on or around August 8, 2018.
Purchaser does not have any material relationship with the Company or its subsidiaries, other than through the Sale Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Dated: August 1, 2018	By:	/s/ Wyman T. Roberts
Wyman T. Roberts,
Chief Executive Officer and
President and President of Chili’s Grill and Bar